EXHIBIT 10.9

AMENDED AND RESTATED

NON-COMPETE AGREEMENT

AMENDMENT AND RESTATEMENT, dated as of this 17th day of October, 2008 of Non-Compete Agreement dated as of September 1, 2005 (as amended and restated hereby, this “Non-Compete Agreement”), by and between Vonage Holdings Corp. and its subsidiaries, a Delaware corporation with principal executive offices at 23 Main Street, Holmdel, New Jersey 07733 (“Vonage”) and Jeffrey A. Citron, residing at 818 Linden Lane, Brielle, N.J. 08730 (“JC”).

In partial consideration of JC’s continued service as a member of the Board of Directors of Vonage (“Board”) after JC’s employment termination on July 29, 2008 (the “Termination Date”) and the granting of stock options to KEC Holdings LLC (a company which JC is president of) on the Termination Date and in clarification of the provisions of the Non-Compete Agreement after giving effect to the Separation Agreement dated as of the Termination Date between JC and Vonage, JC agrees that the Non-Compete Agreement is hereby amended and restated in its entirely to read as follows:

1. Restriction on Competition. During the period from September 1, 2005 to the second anniversary of the date of JC’s cessation of service as a member of the Board (“Cessation of Service”) (such period, the “Term”), JC will not, directly or indirectly, as an individual, employee, partner, principal, agent, advisor, contractor, consultant, shareholder, creditor, officer, director or member of any board, trustee, franchisee or in any other relationship or capacity:

(A)	render any services to any person, firm, business enterprise, or corporation which is engaged (either directly or through a subsidiary, affiliate, partnership, joint venture or otherwise) in any business competitive with the business of Vonage as conducted by Vonage on the Termination Date or on the date of Cessation of Service, anywhere within the “Territory,” that term meaning within the United States and Canada in those States and provinces (or States and provinces contiguous thereto) in which Vonage conducts or is substantially prepared to conduct its business on the Termination Date or on the date of Cessation of Service; but

(1) this shall not be deemed to preclude JC from engagement by any person, firm, business enterprise, or corporation that, in whole or in part, competes with the business of Vonage on the Termination Date or the date of Cessation of Service, if (x) JC’s engagement does not relate directly to, and JC is not actively involved in, such competitive business or (y) such business is a business (i) that Vonage first entered after the Termination Date, and (ii) that was being actively conducted by JC on the date Vonage entered it, and

(2) nothing contained in this Section shall be deemed to prohibit JC from acquiring or holding, solely for investment, publicly traded securities of any corporation that, in whole or in part, competes with the business of Vonage on the Termination Date or on the date of Cessation of Service, provided such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation;

(B)	engage in any business, for their own account, competitive with the business of Vonage, as conducted by Vonage on the Termination Date or on the date of Cessation of Service;

(C)	become interested in any business competitive with the business of Vonage, as conducted by Vonage on the Termination Date or on the date of Cessation of Service; or

(D)	interfere with Vonage’s relationship with, or endeavor to employ or entice away from Vonage, any employee, person, firm, corporation, governmental entity or other business organization who, or which JC knew, or could reasonably be expected to have known, is or was an employee, customer or supplier of, or maintained a business relationship with, Vonage at any time (whether before or during the Term), or which Vonage has solicited or prepared to solicit.

To avoid doubt, the parties acknowledge that businesses “competitive with the business of Vonage as conducted by Vonage” on the date hereof are not limited to Voice over Internet Protocol (“VoIP”) activities. In addition, VoIP activities that are to be regarded as competitive for purposes of this Non-Compete Agreement, shall include but not be limited to the provision, development, manufacture or sale of VoIP service, software or equipment and switching and routing design.

For the avoidance of doubt, nothing in this Non-Compete Agreement is intended to limit or abridge any duties JC may have to Vonage as a result of his serving as a member of the Board, whether as a matter of statute, common law or otherwise.

2. Specific Remedies. If JC commits a breach of any of the provisions of Section 1, Vonage shall have (i) the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to Vonage and that money damages will not provide an adequate remedy; and (ii) the right to require JC to account for and pay to Vonage all compensation, profits, moneys, accruals, increments and other benefits ( collectively “Benefits”) derived or received by JC as a result of any transaction constituting a breach of any of the provisions of Section 1 and JC hereby agrees to account for and pay such benefits to Vonage.

3. Independence Severability and Non-Exclusivity. Each of the rights enumerated in Section 2 shall be independent of the others and shall be in addition to, and not in lieu of, any other rights and remedies available to Vonage at law or in equity. If any of the covenants contained in Section 1 (“Covenants”) or any part of any of them, is found by a court of competent jurisdiction to be invalid or unenforceable, this shall not affect the remainder, or rights or remedies under this Non-Compete Agreement, which shall be given full effect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction on courts located within the geographical scope of the Covenants. If any of the Covenants is held to be invalid or unenforceable because of the duration or geographic area, the parties agree that the court making such determination shall have the power to reduce the duration and/or area and, in its reduced form, Covenant shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect Vonage’s right to the relief provided in Section 2 or otherwise in the courts of any other jurisdiction within the geographic scope of the Covenants.

4. Successors; Binding Agreement. This Non-Compete Agreement and all obligations of JC hereunder shall inure to the benefit of, and be enforceable by, Vonage and Vonage’s successors in interest.

5. Entire Agreement. This Non-Compete Agreement constitutes the entire understanding between the parties hereto relating to its subject matter hereof, and supersedes all prior negotiations, discussions, preliminary agreements and agreements relating to that subject matter.

6. Law Governing. This Non-Compete Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to conflicts of law provisions).

IN WITNESS WHEREOF, the parties hereto have executed this Non-Compete Agreement on the day and year set forth above.

VONAGE HOLDINGS CORP.		AGREED AND ACCEPTED:

By:	/s/ Morton David	/s/ Jeffrey A. Citron
	Name: Morton David	Jeffrey A. Citron October 17, 2008

Title:	Chairperson of Compensation Committee of the Board of Directors